Exhibit 3.3

REALTY INCOME CORPORATION

ARTICLES SUPPLEMENTARY

 6.625% MONTHLY INCOME CLASS F CUMULATIVE REDEEMABLE PREFERRED STOCK

                Realty Income Corporation, a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

                FIRST:   Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, a pricing committee of the Board of Directors of the Corporation (the “Pricing Committee”),  pursuant to power delegated to the Pricing Committee by the Board of Directors, has reclassified and designated 1,400,000 shares of authorized but unissued preferred stock of the Corporation, par value $0.01 per share, as additional shares (the “Additional Class F Preferred Stock”) of  6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Class F Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter (including the Articles Supplementary accepted for record by the Department on February 3, 2012, as corrected by the Certificate of Correction accepted for record by the Department on April 12, 2012) with respect to the existing Class F Preferred Stock, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

                SECOND:  The Additional Class F Preferred Stock has been classified and designated by the Board of Directors and the Pricing Committee under the authority contained in the Charter.  After giving effect to the classification and designation of the Additional Class F Preferred Stock as set forth herein, the total number of shares of Class F Preferred Stock that the Corporation has authority to issue is 16,350,000 shares.

                THIRD:  These Articles Supplementary have been approved by the Board of Directors and the Pricing Committee in the manner and by the vote required by law.

                FOURTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, REALTY INCOME CORPORATION has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Operating Officer and attested to by its Secretary on this 17th day of April, 2012.

REALTY INCOME CORPORATION

By:	/s/ Gary M. Malino	(SEAL)
Gary M. Malino
President and Chief Operating Officer

Attest:

/s/ Michael R. Pfeiffer
Michael R. Pfeiffer
Executive Vice President,
General Counsel and Secretary